ROSETTA RESOURCES VIGOROUSLY DENOUNCES CALPINE CLAIMS

HOUSTON, TX, June 25, 2007 (PRIME NEWSWIRE) -- Rosetta Resources Inc. (NASDAQ: ROSE), an independent oil-and-gas company, today stated that it believes that the assertions made by Calpine in its disclosure statement proposed with its recently filed reorganization plan in regard to the 2005 Rosetta transaction are misleading, incorrect and wholly unsupportable. Rosetta is confident that Calpine received full and fair value for the purchased assets and that Rosetta will prevail in any related litigation.

Rosetta believes that there is no basis in law or fact for Calpine’s assertion that it can recover additional amounts from Rosetta with respect to its 2005 purchase of Calpine’s remaining oil and gas assets. Moreover, Rosetta believes that Calpine’s recent assertions regarding its “in-depth” analysis following its bankruptcy and conclusions regarding value are seriously flawed and are inconsistent with economic reality in the oil and gas industry.

In response to Calpine’s unsupported conclusions, Rosetta stresses that it understands Calpine weighed and considered alternatives with respect to these oil and gas assets before electing to proceed with the 2005 Rosetta transaction at the price Calpine established. Rosetta also understands Calpine received one or more competing offers from third parties before agreeing to the sale to Rosetta.

More specifically, Rosetta believes:

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Calpine received fair value in the transaction, and Rosetta is confident it will prevail in any lawsuit. In addition to $1.05 billion in gross cash proceeds, Rosetta provided other substantial and valuable consideration to Calpine under the Rosetta transaction documents, in purchasing Calpine’s remaining oil and gas assets.

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Contrary to the inferences in Calpine’s reorganization plan, there is no reason to believe the Calpine board of directors did not, in fact, carefully review the transaction and properly exercise their duty of care under Delaware law, relying in part upon the fairness opinion of Deutsche Bank, in determining that the price paid by Rosetta was fair from a financial point of view to Calpine. Rosetta notes that while Calpine’s plan preserved its purported claims against Rosetta, it provides for the release of Calpine’s board members, officers, and professionals from any claims relating to their involvement in reviewing and approving the Rosetta transaction.

▪	There is no basis for Calpine’s unsupported assertion that the Deutsche Bank fairness opinion presented to Calpine’s board was somehow flawed or rendered without sufficient information.

In fact, the sale to Rosetta was a culmination of Calpine’s program to dispose of non-core assets, including its oil and gas business. Specifically, over a three-year period, Calpine’s senior management and board of directors executed its announced asset-optimization plan to sell its oil and gas assets. In those three years leading up to the sale to Rosetta, Calpine concluded multiple transactions in which it sold significant oil and gas assets located in Canada, Colorado, Texas and New Mexico.

The Rosetta transaction was structured and the process was controlled by non-conflicted senior management of Calpine Corporation and, Rosetta contends, then fully considered and approved by Calpine’s board. Calpine’s management and board of directors, advised by lawyers from the firms of Pillsbury Winthrop Shaw Pittman LLP and Covington & Burling LLP, had valuations from Goldman Sachs and an alternative proposal by Merrill Lynch, in addition to the Deutsche Bank fairness opinion, when it approved the sale to Rosetta. The then-board for Calpine included its current chairman, who possesses years of oil and gas experience at Chevron including a period during which he served as chairman, and two current board members.

Rosetta will take all necessary action and vigorously assert its defenses to ensure that its rights and those of its shareholders are protected. Rosetta will fully contest any legal action commenced by Calpine, and Rosetta is confident it will be successful in any legal action.

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About Rosetta: Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

SOURCE: Rosetta Resources Inc.

Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Phone: (713) 335-4037
rosinskim@rosettaresources.com